Exhibit 99.1

NEWS RELEASE April 3, 2006

American Oil & Gas Receives $11.5 million
From Sale Of Big Sky Project
American Also Reports Estimated Revenues
and Net Income For 2005
     DENVER, April 3, 2006- American Oil & Gas, Inc. (AMEX: AEZ) has closed on the sale of its ownership interest in its Big Sky Project, for cash of $11.5 million. American’s Big Sky Project includes working interests in 25 gross (approximately 1.11 net) producing wells and approximately 1,660 net undeveloped leasehold acres in the Elm Coulee field located in Richland County, Montana.
     Andrew Calerich, President and CFO said, “our Big Sky Project proved to be everything we had hoped for when we positioned into this play in late 2003. It has provided us meaningful oil and gas production and has greatly assisted us in understanding the tremendous production potential of the Mississippian Bakken formation. This project also demonstrates how the combination of horizontal drilling and modern stimulation methods can greatly enhance production and proved reserves.”
     The history of the Big Sky Project area dates back to the early 1990’s, when the majority of wells drilled vertically to the Bakken formation resulted in initial production rates of up to 50 barrels of oil per day, and were marginally economic. With the advent and application of horizontal drilling and modern fracture stimulation technologies, many wells that American participated in resulted in production rates in excess of 1,000 boe per day.
     “Despite our success, we believe that the future upside that the Big Sky Project offered to American was limited by the fact that we were at or near peak production from the project with production from new wells offsetting declines from older ones,” Calerich commented. “By monetizing this asset, and capturing multiple years’ of future cash flow now, we can redeploy this capital into our Goliath, Fetter and Krejci projects where we believe our upside is much greater.” During 2005, American recorded approximately $4.5 million of revenues from oil and gas production from the Big Sky Project.
     American currently owns a 75% working interest in the approximate 65,000 gross (45,000 net) acre Goliath project, which also targets the Bakken formation, in the Williston Basin of North Dakota. The first of an initial two well program is expected to commence drilling at the Goliath project in early summer, 2006. In addition, American has secured a drilling rig and plans to commence drilling the first of two new test wells in the approximate 59,700 gross (41,200 net) acre Fetter project beginning in late May, 2006 and also expects to commence drilling the first of two new test wells in the approximate 79,750 gross (51,500 net) acre Krejci project by July 1, 2006, subject to obtaining a suitable drilling rig.
     American also announced today that it expects to report oil and gas revenues of $4,691,381 and net income to common stockholders of $602,874 (net income of two cents per share basic and diluted), for the year ended December 31, 2005, as compared to oil and gas revenues of $746,242 and a net loss to common stockholders of $499,651 (net loss of two cents per share, basic and diluted), for the prior fiscal year ended December 31, 2004.
     American expects to file its Annual Report on Form 10-KSB on or before April 10, 2006.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 1850 — Denver, CO 80265	303.449.1184